Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of National CineMedia, Inc. on Form 10-K for the year ended December 26, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of National CineMedia, Inc. on Forms S-3 (File No. 333-265417, File No. 333-267824 and File No. 333-278038) and Forms S-8 (File No. 333-238733, File No. 333-266717 and File No. 333-278043).

/s/ GRANT THRONTON LLP

Denver, Colorado

March 6, 2025